Exhibit 99

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Lee Quarles (314-694-2330)
Investors: Scarlett Lee Foster (314-694-8148)

MONSANTO INCREASES ONGOING EARNINGS PER SHARE GUIDANCE, PROVIDES FREE CASH FLOW GUIDANCE FOR FISCAL YEAR 2007
ST. LOUIS (Sept. 17, 2007) — Monsanto Company (NYSE:MON) announced today that its fiscal year 2007 ongoing earnings per share (EPS) guidance is now expected to be approximately $2.00 per share, or approximately $1.79 on a reported basis. The company had previously estimated that its fiscal year 2007 EPS would be in the range of $1.75 to $1.80 on an ongoing basis. (For a reconciliation of ongoing EPS, see note 1.)
The company noted that several factors are contributing to its better-than-anticipated results, including:
•	Effective tax rate: Monsanto expects its full-year effective tax rate on continuing operations to be approximately 30 percent. The effective tax rate reflects the resolution of several tax audits earlier in the year and the company’s ability to use net-operating loss carry forwards in Argentina. The effective rate also reflects approximately 4 points attributable to non-deductible in-process research-and-development charges associated with the company’s recent acquisition of Delta and Pine Land Company.

•	Continued strong results in corn globally: The results reflect strong, early sales of corn seeds in Brazil and Argentina which were higher than originally anticipated.

•	Better-than-expected pricing for the Roundup business: While sales of the company’s Roundup agricultural herbicides were flat in the fourth quarter, prices were higher, particularly for branded Roundup agricultural herbicides, versus the company’s original expectations.
“By all measures, Monsanto has achieved extraordinary performance across our business in what was an extraordinary year for agriculture,” said Hugh Grant, Monsanto chairman, president and chief executive officer. “Our performance this year serves as a springboard for our future success, setting us up for expanded growth opportunities not just for 2008, but through the turn of the decade.”
The company also announced that it now expects that its free cash flow for fiscal year 2007 will be a use of approximately $60 million, compared with its previous guidance of a use of $250 million to $200 million. The company’s free cash flow guidance for the 2007 fiscal year reflects the cash effect of Monsanto’s $1.5 billion acquisition D&PL, net of cash acquired and debt assumed; as well as the receipt of $317 million for the sale of the Stoneville and NexGen cottonseed businesses. The company expects net cash provided by operating activities to be approximately $1.9 billion, and net cash required by investing activities to be approximately $1.9 billion for fiscal year 2007. (For a reconciliation of free cash flow, see note 2.)
Monsanto Company (NYSE: MON) is a leading global provider of technology- based solutions and agricultural products that improve farm productivity and food quality. For more information on Monsanto, see http://www.monsanto.com/.
Monsanto Company Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company’s research and development activities; the outcomes of major lawsuits, including proceedings related to Solutia Inc.; developments related to foreign currencies and economies; successful completion and operation of recent and proposed acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.
Notes to editors: Roundup is a registered trademark owned by Monsanto Company and its wholly owned subsidiaries.
References to Roundup and other glyphosate-based herbicides in this release exclude lawn-and-garden products.
-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited
1).	Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year	Fiscal Year
	2007	2006
	Target	Actual

Diluted Earnings per Share	$1.79	$1.25
Income on Discontinued Operations	$(0.13)	—
In-Process R&D Write-Off Related to the Delta & Pine Land Acquisition	$0.34	—
Tax Charge on Repatriated Earnings	—	$0.04
Cumulated Effect of Change in Accounting Principle	—	$0.01

Diluted Earnings per Share from Ongoing Basis	$2.00	$1.30
2).	Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release.

	Fiscal Year	Fiscal Year
	2007	2006
	Target	Actual

Net Cash Provided by Operating Activities	$1,870	$1,674
Net Cash Required by Investing Activities	(1,930)	(625)

Free Cash Flow	$(60)	$1,049
Net Cash Required by Financing Activities	(580)	(117)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	40	3

Net Increase (Decrease) in Cash and Cash Equivalents	$(600)	$935
Cash and Cash Equivalents at Beginning of Period	1,460	$525

Cash and Cash Equivalents at End of Period	$860	$1,460

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